Exhibit 99.1

AMENDED ITEM 6. SELECTED FINANCIAL DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

Marsh & McLennan Companies, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Years Ended December 31, (In millions, except per share figures)	2007	2006	2005	2004	2003	Compound Growth Rate 2002-2007
Revenue	$11,177	$10,340	$9,899	$9,873	$9,148	7%

Expenses:
Compensation and Benefits	7,030	6,515	6,327	6,073	5,094	10%
Other Operating Expenses	3,301	2,877	3,135	2,853	2,226	12%
Regulatory and Other Settlements	—	—	30	618	—

Total Expenses	10,331	9,392	9,492	9,544	7,320	10%

Operating Income	846 (a)	948 (a)	407 (a)	329	1,828	(11)%
Interest Income	95	60	44	20	23
Interest Expense	(267)	(303)	(332)	(219)	(185)
Investment Income (Loss) (b)	173	207	183	153	105	8%

Income Before Income Taxes and Minority Interest	847	912	302	283	1,771	(11)%
Income Taxes	295	272	95	100	555
Minority Interest, Net of Tax	14	8	6	8	8

Income From Continuing Operations	538	632	201	175	1,208	(12)%
Discontinued Operations, Net of Tax	1,937	358	203	1	332	39%

Net Income	$2,475	$990	$404	$176	$1,540	13%

Basic Income Per Share Information:
Income From Continuing Operations	$1.00	$1.15	$0.37	$0.33	$2.27	(11)%
Income From Discontinued Operations	$3.60	$0.65	$0.38	$—	$0.62	40%
Net Income	$4.60	$1.80	$0.75	$0.33	$2.89	13%
Average Number of Shares Outstanding	539	549	538	526	533

Diluted Income Per Share Information:
Income From Continuing Operations	$0.99	$1.14	$0.37	$0.33	$2.21	(11)%
Income From Discontinued Operations	$3.54	$0.62	$0.37	$—	$0.60	40%
Net Income	$4.53	$1.76	$0.74	$0.33	$2.81	13%
Average Number of Shares Outstanding	546	557	543	535	548

Dividends Paid Per Share	$0.76	$0.68	$0.68	$1.30	$1.18	(7)%

Return on Average Stockholders’ Equity	36%	18%	8%	3%	29%

Year-end Financial Position:
Working capital	$1,961	$1,058	$1,390	$(258)	$920
Total assets	$17,359	$18,137	$17,892	$18,498	$15,053
Long-term debt	$3,604	$3,860	$5,044	$4,691	$2,910
Stockholders’ equity	$7,822	$5,819	$5,360	$5,056	$5,451
Total shares outstanding (net of treasury shares)	520	552	546	527	527
Other Information:
Number of employees	56,100	52,600	51,900	59,300	55,200
Stock price ranges–
U.S. exchanges – High	$33.90	$32.73	$34.25	$49.69	$54.97
– Low	$23.12	$24.00	$26.67	$22.75	$38.27

(a)	Includes net restructuring costs of $98 million, $87 million and $317 million in 2007, 2006 and 2005, respectively.
(b)	Investment gains and losses derived from investments strategically linked to MMC’s operating companies, predominantly related to Risk Capital Holdings are now presented outside MMC’s operating income.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing under Part II, Item 7 of this report, for discussion of significant items affecting our results of operations in 2007, 2006 and 2005.

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